Exhibit 99.1

FOR IMMEDIATE RELEASE

TherapeuticsMD Announces First Quarter 2021 Financial Results

- 1Q21 total net revenue increased to $19.9 million -

- 1Q21 total net product revenue increased 60% to $19.6 million compared to 1Q20 -

- ANNOVERA prescriptions continue to grow with increasing consumer support and acceptance -

- Further strengthened ANNOVERA® patent family through June 2039 –

- Significantly improved average net revenue per unit for IMVEXXY® to $61 and BIJUVA® to $69 -

-vitaCare’s divesture process continues in an effort to unlock shareholder value-

- Conference call scheduled for 8:30 a.m. ET today -

BOCA RATON, Fla. – May 6, 2021 – TherapeuticsMD, Inc. (NASDAQ: TXMD), an innovative, leading women’s healthcare Company, today reported financial results for the first quarter ended March 31, 2021.

“I am pleased with our ongoing execution across the organization, which is in-line with our 2021 operating plan led by ANNOVERA, which performed well in a challenging environment. Our financial performance continues to improve year-over-year. Both menopausal products, IMVEXXY and BIJUVA, had record net revenue per unit. We are also pleased to report that three new ANNOVERA patents were obtained, strengthening durability and extending exclusivity through June 2039. The Company won its appeal for the new low-dose BIJUVA 0.5/100 with the FDA. We are confident that these milestones, together with our existing and new commercial strategies, will continue to deliver strong growth throughout 2021,” said Robert G. Finizio, Chief Executive Officer of TherapeuticsMD.

First Quarter Review

Total net product revenue for the first quarter of 2021 increased 60% to $19.6 million compared to the first quarter of 2020. When compared to the fourth quarter of 2020, total net product revenue decreased by 13% for the first quarter of 2021.

ANNOVERA (segesterone acetate and ethinyl estradiol vaginal system)

•	ANNOVERA net product revenue increased by $6.5 million to $8.8 million for the first quarter of 2021 as compared to $2.3 million for the first quarter of 2020.

•

Net revenue per unit, calculated from sales to wholesalers and pharmacies, was $1,071 for the first quarter of 2021. The Company expects net revenue per unit for ANNOVERA to average approximately $1,100 for the year.

•

Approximately 6,240 ANNOVERA prescriptions were dispensed to patients during the first quarter of 2021. ANNOVERA total prescription volume increased 164% for the first quarter of 2021 as compared to the first quarter of 2020. ANNOVERA total prescription volume increased 5% for the first quarter of 2021 as compared to the fourth quarter of 2020. Strong refill rates continued with eligible patients.

•

During the first quarter the United States Patent and Trademark Office (USPTO) issued three new ANNOVERA patents, which are now listed in the U.S. Food and Drug Administration’s (FDA) Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the Orange Book). With these additional patents, the Orange Book lists a total of six patents for ANNOVERA. These newly issued patents protect key properties of ANNOVERA and extend patent protection for ANNOVERA from February 2039 to June 2039.

IMVEXXY® (estradiol vaginal inserts)

•	IMVEXXY net product revenue increased by 10% to $7.0 million for the first quarter of 2021 as compared to $6.4 million for the first quarter of 2020.

•

Net revenue per unit, calculated from sales to wholesalers and pharmacies, was approximately $61 for the first quarter of 2021 reflecting a 39% improvement in net price compared to the first quarter of 2020.

•

The impact of the Company’s increase in cash pay price for IMVEXXY on January 1, 2021, had a positive impact on net revenue per unit and a short-term impact on volume. Approximately 108,200 prescriptions were dispensed to patients during the first quarter of 2021. As expected, IMVEXXY total prescription volume declined 14% for the first quarter of 2021 as compared to the first quarter of 2020. IMVEXXY fill rates remained at an average of approximately 6 fills per patient annually.

•	The Company recently launched Long May She Reign, a new consumer campaign for IMVEXXY, designed to educate menopausal women about vaginal health during menopause.

BIJUVA® (estradiol and progesterone)

•	BIJUVA net product revenue increased 120% to $2.5 million for the first quarter of 2021 as compared to $1.1 million for the first quarter of 2020.

•

Net revenue per unit, calculated from sales to wholesalers and pharmacies, was approximately $69 for the first quarter of 2020 reflecting an 85% improvement in net price as compared to the first quarter of 2020.

•

The Company increased the cash pay price for BIJUVA on January 1, 2021, which was expected to have a short-term impact on volume. Approximately 30,800 BIJUVA prescriptions were dispensed to patients in the first quarter of 2021.

•	The Company won its appeal for the new low-dose BIJUVA 0.5 mg/100 mg with the FDA. The Company has been granted a meeting with the FDA in May to discuss next steps.

•	Theramex, the Company’s licensee, was granted additional European approvals of BIJUVA (1 mg/100 mg).

Cost of Goods Sold/Gross Margin

•

Cost of goods was $4.7 million with gross margin of 76% for the first quarter of 2021 as compared to $5.6 million with gross margin of 75% for the fourth quarter of 2020 and $2.7 million with gross margin of 78% for the first quarter of 2020. The Company’s gross margin of 76% for the first quarter of 2021 was adversely affected by production related write-offs for ANNOVERA of $0.9 million.

Expense, Net Loss and Related Information

•

Total operating expenses for the first quarter of 2021 decreased by $16 million from $60.5 million to $44.5 million for the first quarter of 2020. Total operating expenses for the first quarter of 2021 decreased by $7.1 million from $51.6 million for the fourth quarter of 2020.

•	The decrease in operating expenses was primarily a result of measures initiated by the Company to reduce overall operating expenses.

•

Net loss continues to improve. The first quarter of 2021 was $39.4 million, or $0.11 per basic and diluted share, compared with net loss for the first quarter of 2020 of $56.8 million, or $0.21 per basic and diluted share and net loss for the fourth quarter of 2020 of $42.1 million, or $0.15 per basic and diluted share.

Balance Sheet

•	As of March 31, 2021, the Company’s cash on hand totaled $137.6 million, compared with $80.5 million as of December 31, 2020.

•

The Company received $150.9 million in net proceeds from its at-the-market and underwritten equity offerings and repaid $50 million of principal under its Financing Agreement. The remaining outstanding principal amount under the Financing Agreement is $200 million.

vitaCare Update

The Company continues the vitaCare divestiture process to unlock shareholder value. The Company believes vitaCare is creating a significant revenue opportunity with two new live customers, a third scheduled to launch in the fourth quarter, and a pipeline with approximately twenty potential new deals. vitaCare continues to build its foundation to become a free-standing entity in a rapidly growing sector with no established leader.

Conference Call and Webcast Details

TherapeuticsMD will host a conference call and live audio webcast today at 8:30 a.m. ET to discuss these financial results and provide a business update.

Date:	Thursday, May 6, 2021
Time:	8:30 a.m. ET
Telephone Access (US):	866-665-9531
Telephone Access (International):	724-987-6977
Access Code for All Callers:	5683435

A live webcast and audio archive for the event may be accessed on the home page or from the “Investors & Media” section of the TherapeuticsMD website at www.therapeuticsmd.com. Please connect to the website prior to the start of the presentation to ensure adequate time for any software downloads that may be necessary to listen to the webcast. A replay of the webcast will be archived on the website for at least 30 days. In addition, a digital recording of the conference call will be available for replay beginning two hours after the call’s completion and for at least 30 days with the dial-in 855-859-2056 or international 404-537-3406 and Conference ID: 5683435.

Please see the Full Prescribing Information, including indication and Boxed WARNING, for each TherapeuticsMD product as follows:

•	IMVEXXY (estradiol vaginal inserts) at https://imvexxy.com/pi.pdf

•	BIJUVA (estradiol and progesterone) capsules at https://www.bijuva.com/pi.pdf

•	ANNOVERA (segesterone acetate and ethinyl estradiol vaginal system) at www.annovera.com/pi.pdf

Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: the effects of the COVID-19 pandemic; the company’s ability to maintain or increase sales of its products; the company’s ability to develop and commercialize IMVEXXY®, ANNOVERA®, and BIJUVA® and obtain additional financing necessary therefor; whether the company will be able to comply with the covenants and conditions under its term loan facility; whether the company will be able to successfully divest its vitaCare business and how the proceeds that may be generated by any such divestiture will be utilized; the potential of adverse side effects or other safety risks that could adversely affect the commercialization of the company’s current or future approved products or preclude the approval of the company’s future drug candidates; whether the FDA will approve the lower dose of BIJUVA; the company’s ability to protect its intellectual property, including with respect to the Paragraph IV notice letters the company received regarding IMVEXXY and BIJUVA; the length, cost and uncertain results of future clinical trials; the company’s reliance on third parties to conduct its manufacturing, research and development and clinical trials; the ability of the company’s licensees to commercialize and distribute the company’s products; the ability of the company’s marketing contractors to market ANNOVERA; the availability of reimbursement from government authorities and health insurance companies for the company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the volatility of the trading price of the company’s common stock and the concentration of power in its stock ownership.

- Financial Statements to Follow –

TherapeuticsMD, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except per share data)

	March 31,	December 31,
	2021	2020
	(Unaudited)
Assets:
Current assets:
Cash	$137,617	$80,486
Accounts receivable, net of allowance for credit losses of $1,231 and $1,118 as of March 31, 2021 and December 31, 2020, respectively	33,719	32,382
Inventory	7,346	7,993
Prepaid and other current assets	8,360	7,543

Total current assets	187,042	128,404

Fixed assets, net	1,812	1,942
License rights and other intangible assets, net	40,994	41,445
Right of use assets	9,205	9,566
Other non-current assets	253	253

Total assets	$239,306	$181,610

Liabilities and stockholders’ equity (deficit):
Current liabilities:
Current maturities of long-term debt	$5,000	$—
Accounts payable	10,310	21,068
Accrued expenses and other current liabilities	45,974	38,170

Total current liabilities	61,284	59,238

Long-term debt, net	178,970	237,698
Operating lease liabilities	8,530	8,675

Total liabilities	248,784	305,611
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, par value $0.001; 10,000 shares authorized, none issued	—	—
Common stock, par value $0.001; 600,000 shares authorized, 393,190 and 299,765 issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	393	300
Additional paid-in capital	908,457	754,644
Accumulated deficit	(918,328)	(878,945)

Total stockholders’ deficit	(9,478)	(124,001)

Total liabilities and stockholders’ equity (deficit)	$239,306	$181,610

TherapeuticsMD, Inc.

Consolidated Statements of Operations

(Unaudited - in thousands, except per share data)

	Three Months Ended
	March 31,		December 31,
	2021	2020	2020
Product revenue, net	$19,632	$12,251	$22,577
License revenue	234	—	—

Total revenue, net	19,866	12,251	22,577
Cost of goods sold	4,687	2,715	5,581

Gross profit	15,179	9,536	16,996

Operating expenses:
Selling, general and administrative	42,407	57,189	49,210
Research and development	2,050	3,269	2,394

Total operating expenses	44,457	60,458	51,604

Loss from operations	(29,278)	(50,922)	(34,608)

Other (expense) income:
Interest expense and other financing costs	(10,227)	(6,262)	(7,613)
Other income, net	122	335	133

Other (expense), net	(10,105)	(5,927)	(7,480)

Loss before income taxes	(39,383)	(56,849)	(42,088)
Provision for income taxes	—	—	—

Net loss	$(39,383)	$(56,849)	$(42,088)

Loss per common share, basic and diluted	$(0.11)	$(0.21)	$(0.15)

Weighted average common shares, basic and diluted	347,219	271,460	286,607

TherapeuticsMD, Inc.

Consolidated Statements of Cash Flows

(Unaudited - in thousands, except per share data)

	Three Months Ended
	March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(39,383)	$(56,849)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,019	1,008
Charges (credits) to provision for doubtful accounts	230	(123)
Inventory charge	502	136
Debt financing fees	1,272	320
Non-cash operating lease expense	216	352
Share-based compensation	2,957	2,366
Impairment of other intangible assets and operating lease	—
Changes in operating assets and liabilities
Accounts receivable	(1,567)	3,855
Inventory	145	(2,883)
Prepaid and other current assets	(817)	4,436
Other assets	—	—
Accounts payable	(10,758)	9,533
Accrued expenses and other current liabilities	7,804	(1,262)

Total adjustments	1,003	17,738

Net cash used in operating activities	(38,380)	(39,111)

Cash flows from investing activities:
Payment of patent related costs	(375)	(422)
Purchase of fixed assets	(63)	(21)

Net cash used in investing activities	(438)	(443)

Cash flows from financing activities:
Proceeds from sale of common stock, net of costs	150,899	—
Proceeds from exercise of options and warrants	50	72
Repayments of debt	(50,000)	—
Borrowings of debt	—	50,000
Payment of debt financing fees	(5,000)	(1,250)

Net cash provided by financing activities	95,949	48,822

Net increase in cash	57,131	9,268
Cash, beginning of period	80,486	160,830

Cash, end of period	$137,617	$170,098

Supplemental disclosure of cash flow information Interest paid	$8,955	$5,893

Investor Contacts

Nichol Ochsner

Vice President, Investor Relations

561-961-1900, ext. 2088

Nochsner@TherapeuticsMD.com

In-Site Communications, Inc.

Lisa M. Wilson

212-452-2793

lwilson@insitecony.com